Exhibit 99.1

Updated Guidance for 2009

Colonial Properties Trust (the “Company”) is updating its diluted earnings per share and Total Diluted Funds from Operations (“FFO”) per share guidance for 2009, previously set forth in the Company’s September 1, 2009 press release, to include the charges discussed in Item 8.01 of the Current Report on Form 8-K filed on September 29, 2009 under the caption “Colonial Grand at Traditions”, as well as the expected effect of the offering of common shares, exclusive of any shares issued in connection with any exercise of the underwriters’ overallotment option, discussed under the caption “Commencement of Common Share Offering” in Item 8.01 of the Current Report on Form 8-K to which this Exhibit 99.1 is attached. The below assumes that 9,000,000 shares are issued in the offering. The Company’s guidance was previously updated on September 1, 2009 to reflect the increase in expected gains in resulting from additional repurchases of senior notes during 2009. The multifamily same property portfolio operating guidance and other assumptions provided in the Company’s July 23, 2009 press release remain unchanged.

The Company’s updated guidance range for the full-year 2009 for diluted earnings per share and Total Diluted FFO per share is set forth and reconciled below:

Full-Year
2009 Range
Low – High
Diluted EPS	$0.29 - $0.51
Plus: Real Estate Depreciation & Amortization	1.69 - 1.69
Less: Gain on Sale of Operating Properties	(0.00) - (0.10)
Total Diluted FFO per share	$1.98 - $2.10

Less: Transaction Income
Gain on Sale of Development Properties and Land	(0.07) - (0.10)
Gain on Bond or Preferred Stock Repurchases	(0.89) - (0.91)
Operating FFO per share	$1.02 - $1.09

The Company’s guidance range reflects the existence of volatile economic conditions, and is based on a number of assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company’s guidance may change if actual results vary from these assumptions.

Funds from Operations — FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the Company’s performance. The Company believes that FFO is useful to investors because it provides an additional indicator of the company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry.

The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. In addition to company management evaluating the operating performance of its reportable segments based on FFO results, management uses FFO and FFO per share, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees.

Operating FFO — The Company also uses operating funds from operations (“Operating FFO”) as an operating measure. The company defines Operating FFO as FFO excluding gains on the sale of land and development properties and gains on the repurchase of bonds and preferred shares. The Company believes Operating FFO is an important supplemental measure because it provides a measure of operating performance. While land and development gains or the repurchase of debt/preferred shares are components of our current business plan, the timing and amount of these transactions can vary significantly between periods. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to Operating FFO.

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